UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2013

AMBASE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07265	95-2962743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employment Identification Number)

100 PUTNAM GREEN, GREENWICH, CT  06830-6027
(Address of principal executive offices, including zip code)

(203) 532-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01  OTHER INFORMATION

AmBase Corporation ("AmBase" or the "Company") announced that pursuant to Senior Judge Smith's order filed June 12, 2013, on the Company's Rule 60(b) Motion as filed with the Court of Federal Claims, the United States has been directed to pay AmBase $500,729 as reimbursement for 2012 federal income taxes paid by AmBase as provided for in the Settlement Agreement.

Pursuant to the Company's May 3, 2013, Rule 60(b) Motion, the Company is also seeking reimbursement for the applicable tax consequences relative to the reimbursement amount and is: (i) reserving the right to seek a tax gross-up for any additional federal tax which could be owed as a result of additional taxes which may be imposed by the IRS upon tax return review or otherwise; and (ii) is reserving the right to seek the economic value for deductions utilized against any income relating to the Settlement Agreement.  Pursuant to the Settlement Agreement, Rule 60(b) of the Rules of the Court of Federal Claims will govern the process for receiving a tax gross-up.

At oral argument, Senior Judge Smith indicated that he expected that an additional ruling would follow with regard to several of the other issues raised in the Company's Rule 60(b) Motion addressing tax matters under the Settlement Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASE CORPORATION

By /s/ John P. Ferrara
John P. Ferrara
Vice President and Chief Financial Officer and Controller
AmBase Corporation
Date: June 14, 2013